Black Creek Diversified Property Fund Inc. S-11

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Black Creek Diversified Property Fund Inc.:

We consent to the use of our reports dated March 3, 2017, with respect to the consolidated balance sheets of Black Creek Diversified Property Fund Inc. (formerly known as Dividend Capital Diversified Property Fund Inc.) and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income and loss, equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, Schedule III—Real Estate and Accumulated Depreciation, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

January 19, 2018